EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 333-01238, 33-96816, 33-89216, 33-72326, 333-41931, 333-84737 and 333-83022 on Form S-8 and Registration Statement Nos. 333-05261, 333-22209 and 333-46437 on Form S-4 of our reports dated December 7, 2001, December 4, 2002, as to Note 14 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14), appearing in this Annual Report on Form 10-K/A of Central Garden & Pet Company for the year ended September 29, 2001.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
December 10, 2002